UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CALLIDUS SOFTWARE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLIDUS SOFTWARE INC.

 4140 Dublin Boulevard, Suite 400
Dublin, California 94568

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 29, 2018

This is a supplement to the definitive proxy statement dated February 22, 2018 (“Proxy Statement”) of Callidus Software Inc., a Delaware corporation (“Callidus,” “we,” “us” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on March 29, 2018, at 10:00 a.m. (Pacific Time) at our headquarters located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568 for the following purposes:

1.              To adopt the Agreement and Plan of Merger, dated as of January 29, 2018, by and among SAP America, Inc., a Delaware corporation (“SAP”), Emerson One Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SAP, and Callidus, as such agreement may be amended from time to time (“Merger Agreement”);

2.              To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Callidus’s named executive officers that is based on or otherwise relates to the merger (“compensation proposal”); and

3.              To approve the adjournment of the special meeting to a later date, if our board of directors (“Board”) determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if there is not a quorum present or there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the special meeting (“adjournment proposal”).

The Board previously established February 15, 2018 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Our board of directors unanimously recommends that you vote “FOR” the Merger Agreement, “FOR” the compensation proposal and “FOR” the adjournment proposal.

No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 23—24 of the Proxy Statement.

Litigation Relating to the Merger

On March 6, 2018, Anthony Franchi, a purported stockholder of Callidus Software Inc. (“Callidus,” “we,” “us,” “our” or “Company”), filed a putative class action complaint in the United States District Court for the Northern District of California against Callidus and the individual members of our board of directors, captioned Franchi v. Callidus Software Inc., et al., Case No. 3:18-cv-01443-CRB (“Franchi Complaint”).  Also on March 6, 2018, Shiva Stein, a purported stockholder of Callidus, filed a putative class action complaint in the United States District Court for the Northern District of California against Callidus and the individual members of our board of directors, captioned Stein v. Callidus Software Inc., et al., Case No. 5:18-cv-01453-EJD (“Stein Complaint,” and together with the Franchi Complaint, “Complaints”).  The Complaints each assert that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) by making untrue statements of material fact and/or omitting certain material facts related to the contemplated merger in the Proxy Statement.  The Complaints seek, among other things, an order enjoining defendants from consummating the merger, money damages and an award of attorneys’ and experts’ fees.

Callidus believes that the claims asserted in the Complaints are without merit and denies the allegations in each of those Complaints.  However, in light of the costs, risks and uncertainties inherent in litigation, and to furnish further information to stockholders, Callidus is providing certain additional disclosures (“Supplemental Disclosures”) in this supplement to the Proxy Statement.  Counsel for plaintiffs in each of the pending actions described above have confirmed that the Supplemental Disclosures will moot their claims and that they will accordingly dismiss those actions with prejudice as to the named plaintiffs, and without prejudice as to other stockholders.  The Supplemental Disclosures should not be regarded as an indication that Callidus, SAP or their respective affiliates, officers, directors or other representatives, or any recipient of this information, considered or now considers the information contained in the Supplemental Disclosures to be material; rather, Callidus believes that the Proxy Statement disclosed all necessary information, and denies that any additional disclosures are or were required under any federal or state law.

Regulatory Approvals Required for the Merger

On March 12, 2018, the Federal Cartel Office terminated the applicable waiting period for the merger in Germany.  On March 16, 2018, Austrian Federal Competition Authority granted clearance with respect to the merger and on March 19, 2018, the Cyprus Commission of the Protection of Competion also granted clearance with respect to the merger.  As of the date of this supplement to the Proxy Statement, all closing conditions relating to the receipt of approvals under antitrust laws have been satisfied.

Supplemental Disclosures

Callidus is providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

The section of the Proxy Statement entitled “Background to the Merger” is amended as follows:

Inserting the following sentences after the first full paragraph on page 32 of the section of the Proxy Statement entitled “Background to the Merger”:

In addition, following the execution of the exclusivity agreement and during the course of January 2018, representatives of SAP and members of Callidus management and their respective legal and financial advisors engaged in negotiations on the terms of the merger agreement and related transactions. During this time, which was after the $36.00 per share indication of interest was accepted as the basis for exclusivity, representatives of SAP also indicated to certain members of Callidus senior management that SAP was planning to retain members of Callidus management following the merger.  However, no agreements were negotiated or executed with respect to post-merger employment or directorships with any of Callidus’ executive officers or directors prior to the execution of the Merger Agreement.

Inserting the following new sentences at the end of the third full paragraph on page 32:

This included a call between representatives of SAP with members of Callidus management and Fenwick & West on January 11, 2018 to discuss the existing threshold and target performance metrics for PSUs. The parties discussed the fact that the performance metrics for one of the PSUs was based on the relative performance of the stock price of Callidus’ common stock against a peer group through the period ending December 31, 2018, which Callidus common stock price would not exist after the completion of the merger, and the performance metrics for other PSUs were based on annualized SaaS revenue growth or annual operating income during performance periods ending after the completion of the merger, which would be affected by the integration of Callidus’ operations with those of SAP. They also discussed that the terms of the PSUs did not clearly specify how such performance metrics would be applied in the event of a change of control transaction. Over the course of the next two weeks, the representatives of SAP and Callidus management discussed the methodology that would be applied to clarify how to measure the performance goals at the effective time of the merger for purposes of determining pay-out levels for the PSUs. After agreement was reached between the representatives of SAP and Callidus management on the methodology, such methodology and pay-out levels were approved by our Compensation Committee and such treatment was confirmed by each holder of PSUs by entering into a PSU Letter Agreement, as described under “—Interests of Callidus Directors and Executive Officers in the Merger—Interests of Executive Officers—PSUs.”

The section of the Proxy Statement entitled “Opinion of Callidus’s Financial Advisor” is amended as follows:

Amending and restating the third sentence of the first full paragraph on page 41 (new language underlined):

For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections, as of January 26, 2018 (“Analyst Projections”), and the Company Projections.

Under the heading “Discounted Cash Flow Analysis,” amending and restating point (c) on page 41 (new language underlined):

(c) the implied net present value of Callidus’ $156 million of forecasted tax attributes outstanding as of December 31, 2022 based on the Company Projections (which implied present value was calculated by using the same range of discount rates used in item (a) above and the statutory tax rate applicable to us, as provided by Callidus’ management); and

Under the heading “Selected Companies Analysis,” amending and restating the fourth full paragraph on page 42 (new language underlined; deleted language stricken through):

Based on an analysis of the CY2018E Revenue Multiples for each of the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 5.5x to 7.5x and applied this range to our estimated calendar year 2018 revenue of (1) $313 million based on ~~each of~~ the Company Projections and (2) $299 million based on the Analyst Projections. Based on the Fully Diluted Shares, this analysis implied a range of per share values for our common stock of approximately $26.63 to $35.54 based on the Company Projections and approximately $25.92 to $34.42 based on the Analyst Projections.

Under the heading “Selected Transactions Analysis,” amending and restating the first full paragraph on page 44 (new language underlined):

Based on an analysis of the LTM Revenue Multiple for each of the selected transactions, and the application of its professional judgment, Qatalyst Partners selected a representative range of 5.5x to 12.6x and applied that range to our last-twelve months (ending September 30, 2017) revenue of $240 million. Based on the Fully Diluted Shares, this analysis implied a range of per share values for our common stock of approximately $21.25 to $45.43.

Under the heading “Selected Transactions Analysis,” amending and restating the second full paragraph on page 44 (new language underlined):

Based on an analysis of the NTM Revenue Multiple for each of the selected transactions, and the application of its professional judgment, Qatalyst Partners selected a representative range of 4.5x to 10.2x and applied that range to our next-twelve months (ending September 30, 2018) estimated revenue reflected in the Analyst Projections of $285 million. Based on the Fully Diluted Shares, this analysis implied a range of per share values for our common stock of approximately $20.75 to $43.84.

The section of the Proxy Statement entitled “Financial Projections” is amended as follows:

The table on page 47 is replaced with the following (new language and entries underlined):

	(dollars in millions)
							Terminal
	FY2017E	FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	FY2023E
SaaS Revenue	$198	$258	$327	$404	$505	$624	$761
Maintenance Revenue	3	1	—	—	—	—	—
Services Revenue	52	55	62	69	74	80	85
Licensing Revenue	0	—	—	—	—	—	—
Total Revenue	$253	$313	$389	$473	$579	$703	$846
Non-GAAP Operating Income (2)	$24	$39	$62	$85	$118	$145	$180
Unlevered Free Cash Flow (3)	N/A	$34	$53	$77	$111	$140	$151

The section of the Proxy Statement entitled “Interests of Callidus Officers and Directors in the Merger” is amended as follows:

Inserting the following sentence after the sentence under the heading “Arrangements between Our Executive Officers and SAP,” on page 51:

For more information on the discussions between us and SAP, see “The Merger — Background to the Merger” beginning on page 27 of this proxy statement.